Exhibit 99.1

 News from Aon
Aon Reports First-Quarter 2026 Results

DUBLIN - May 1, 2026 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2026.
•Aon delivered another quarter of strong performance, including 6% total revenue growth, 5% organic revenue growth, EPS of $5.63 and adjusted EPS of $6.48. We continue to execute our Aon United strategy through the 3x3 Plan to meet rising client demand
•Our balance sheet position and strong free cash flow generation enabled execution of our disciplined capital allocation model, returning $662 million of capital to shareholders through dividends and share repurchases during the quarter
•We announced a 10% increase to the quarterly dividend on April 10, the sixth consecutive double-digit annual increase
•We are reaffirming 2026 guidance of mid-single-digit or greater organic revenue growth, 70-80 basis points of adjusted operating margin expansion, strong adjusted EPS growth and double-digit free cash flow growth

	First Quarter 2026
	2026	2025	Change
Total revenue	$5,034	$4,729	6%
Organic revenue growth (Non-GAAP)			5%

Operating income	$1,715	$1,461	17%
Adjusted operating income (Non-GAAP)	$1,966	$1,816	8%
Operating margin	34.1%	30.9%
Adjusted operating margin (Non-GAAP)	39.1%	38.4%

Diluted EPS	$5.63	$4.43	27%
Adjusted EPS (Non-GAAP)	$6.48	$5.67	14%

Cash provided by operations	$430	$140	207%
Free cash flow (Non-GAAP)	$363	$84	332%

“Our strong start to the year reflects continued execution of our 3x3 Plan and progress accelerating our client‑centric Aon United strategy,” said Greg Case, president and CEO. “In the first quarter, we delivered 5% organic revenue growth, expanded operating margin, and generated significant free cash flow, reinforcing our confidence in achieving our full‑year objectives.”
“As risk and complexity continue to grow, demand is increasing among global, large, and middle‑market clients for integrated, high‑value solutions that combine expertise, data, and analytics at scale,” Case added. “Our long‑standing focus on these client segments along with our investments in analytics, technology, and innovative capital solutions is expanding our addressable market. As a result, we are well positioned to deepen our relevance with clients and deliver durable growth and long‑term shareholder value.”

Net income attributable to Aon shareholders in the first quarter increased 27%, to $5.63 per share on a diluted basis, compared to $4.43 per share on a diluted basis in the prior-year period. Adjusted net income per share attributable to Aon shareholders increased 14%, to $6.48 on a diluted basis, including a favorable impact of $0.36 per share if prior-year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $5.67 in the prior-year period. Certain items that impacted first-quarter results and comparisons with the prior-year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share" on page 11 of this press release.

FIRST-QUARTER 2026 FINANCIAL SUMMARY

Total revenue in the first quarter increased 6% to $5.0 billion compared to the prior-year period, reflecting 5% organic revenue growth and a 4% favorable impact from foreign currency translation, partially offset by a 3% unfavorable impact primarily from divestitures. Risk Capital revenue increased $311 million, or 10%, to $3.5 billion, and Human Capital revenue decreased $6 million, or less than 1%, to $1.5 billion.

Total operating expenses in the first quarter increased 2% to $3.3 billion compared to the prior-year period, due primarily to the increase in expense associated with 5% organic revenue growth and investments in long-term growth, as well as the unfavorable impact of foreign currency translation, partially offset by lower expenses associated with the sale of NFP Wealth and $25 million of net restructuring savings. Risk Capital operating expenses increased $126 million, or 6%, to $2.1 billion, and Human Capital operating expenses decreased $46 million, or 4%, to $1.1 billion.

Foreign currency translation in the first quarter had a $0.35 per share favorable impact on diluted EPS and a $0.36 per share favorable impact on adjusted EPS. If currency were to remain stable at today’s rates, the Company would expect a de minimis impact on adjusted EPS in the second quarter of 2026 and a favorable impact on adjusted EPS of approximately $0.44 per share for the full year 2026.

Effective tax rate for the first quarter was 20.2% compared to 21.4% in the prior-year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2026 was 20.3% compared to 20.9% in the prior-year period. The primary drivers of the change in the effective tax rate and adjusted effective tax rate were changes in the geographical distribution of income and a higher favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 215.4 million in the first quarter compared to 217.9 million in the prior-year period. The Company repurchased 1.5 million class A ordinary shares for approximately $500 million in the first quarter. As of March 31, 2026, the Company had approximately $0.8 billion of remaining authorization under its share repurchase program.

YEAR-TO-DATE 2026 CASH FLOW SUMMARY

Cash flows provided by operations for the first three months of 2026 increased $290 million, or 207%, to $430 million compared to the prior-year period, due primarily to strong adjusted operating income growth and lower cash taxes.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 332%, to $363 million for the first three months of 2026 compared to the prior-year period, reflecting an increase in cash flows from operations, partially offset by an $11 million increase in capital expenditures.

FIRST-QUARTER 2026 REVENUE REVIEW

The first-quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2026	2025	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,223	$2,002	11%	5%	—%	(1)%	7%
Reinsurance Solutions	1,279	1,189	8	4	—	—	4
Human Capital Revenue:
Health Solutions	1,119	1,026	9	4	—	1	4
Wealth Solutions	420	519	(19)	3	—	(23)	1
Eliminations	(7)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,034	$4,729	6%	4%	—%	(3)%	5%

Total revenue increased $305 million, or 6%, to $5.0 billion, compared to the prior-year period, reflecting organic revenue growth of 5%, driven by net new business and ongoing strong retention, and a 4% favorable impact from foreign currency translation, partially offset by a 3% unfavorable impact primarily from divestitures largely due to the sales of NFP Wealth and Stroz Friedberg. Risk Capital revenue increased $311 million, or 10%, to $3.5 billion, and Human Capital revenue decreased $6 million, or less than 1%, to $1.5 billion.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 7% reflects double-digit growth in North America and strong growth in EMEA, driven by net new business and ongoing strong retention. Net market impact was slightly positive. Within North America, performance was highlighted by strong growth in M&A services, U.S. core P&C and construction.

Reinsurance Solutions Organic revenue growth of 4% reflects growth in treaty placements, driven by net new business and strong retention, and a double-digit increase in facultative placements. Net market impact was a modest negative in the quarter.

Human Capital

Health Solutions Organic revenue growth of 4% reflects strong growth in core health and benefits, including particular strength in international, driven by net new business, ongoing strong retention and a positive net market impact. This was partially offset by slower discretionary spend in Talent Solutions.

Wealth Solutions Organic revenue growth of 1% reflects growth in Retirement, driven by continued demand for advisory work in the UK and EMEA related to the ongoing impact of regulatory change, partially offset by continued soft advisory demand in the U.S.

FIRST-QUARTER 2026 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2026	2025	$ Change	% Change
Expenses
Compensation and benefits	$2,393	$2,249	$144	6%
Information technology	144	136	8	6
Premises	81	82	(1)	(1)
Depreciation of fixed assets	46	46	—	—
Amortization and impairment of intangible assets	152	199	(47)	(24)
Other general expense	411	446	(35)	(8)
Accelerating Aon United Program expenses	92	110	(18)	(16)
Total operating expenses	$3,319	$3,268	$51	2%

Compensation and benefits expense increased $144 million, or 6%, compared to the prior-year period, due primarily to expenses associated with 5% organic revenue growth and investments in long-term growth, as well as the unfavorable impact of foreign currency translation, partially offset by lower expenses from the sale of the NFP Wealth business and savings from Accelerating Aon United restructuring actions.

Information technology expense increased $8 million, or 6%, compared to the prior-year period, due primarily to the expense associated with 5% organic revenue growth, including Aon Business Services investments in ongoing technology initiatives.

Premises expense decreased $1 million, or 1%, compared to the prior-year period, due primarily to efforts to optimize our real estate footprint and savings from Accelerating Aon United restructuring actions.

Depreciation of fixed assets was flat compared to the prior-year period.

Amortization and impairment of intangible assets decreased $47 million, or 24%, compared to the prior-year period, due primarily to the decrease in intangible assets associated with the sale of the NFP Wealth business.

Other general expense decreased $35 million, or 8%, compared to the prior-year period, due primarily to non-recurring gains including legal recoveries and sales of portfolios, lower transaction- and integration-related expense and lower expenses associated with the sale of NFP Wealth, partially offset by the unfavorable impact of foreign currency translation.

Accelerating Aon United Restructuring Program expense decreased $18 million, or 16%, compared to the prior-year period, due primarily to lower costs related to workforce optimization.

FIRST-QUARTER 2026 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the first quarters of 2026 and 2025, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

	Three Months Ended March 31,
(millions)	2026	2025	% Change
Revenue	$5,034	$4,729	6%
Expenses	3,319	3,268	2%
Operating income	$1,715	$1,461	17%
Operating margin	34.1%	30.9%
Adjusted operating income	$1,966	$1,816	8%
Adjusted operating margin	39.1%	38.4%

Operating income increased $254 million, or 17%, and operating margin increased 320 basis points to 34.1%, each compared to the prior-year period. Adjusted operating income increased $150 million, or 8%, and adjusted operating margin increased 70 basis points to 39.1%, each compared to the prior-year period. The increase in adjusted operating income reflects organic revenue growth, net restructuring savings and tailwinds from currency movements, partially offset by increased expenses associated with 5% organic revenue growth and lower fiduciary investment income.
Interest income increased $7 million compared to the prior-year period, primarily reflecting higher cash balances due to the sale of NFP Wealth. Interest expense decreased $27 million compared to the prior-year period, reflecting lower total debt.
Other income was $5 million compared to other expense of $10 million in the prior-year period. Adjusted other expense was $15 million compared to $30 million in the prior-year period, primarily reflecting a favorable impact of foreign currency remeasurement of assets and liabilities in non-functional currencies and a decrease in non-cash pension expense, partially offset by losses related to our hedging program.
Net income attributable to Aon shareholders increased 26% to $1.2 billion compared to $965 million in the prior-year period. Adjusted net income attributable to Aon shareholders increased 13% to $1.4 billion compared to $1.2 billion in the prior-year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, May 1, 2026 at 8:00 a.m. eastern time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better - to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, "confidence", "conviction", “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption, implementation and amendment in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from or related to acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business, including but not limited to in the areas of cybersecurity, data privacy and artificial intelligence; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, sanctions or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2025 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share (‘EPS”), adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held-for-sale disposal groups, which are adjusted from organic revenue growth upon classification as held-for-sale, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior-year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, such as adjusted operating margin and the impact of foreign exchange on adjusted EPS, where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2026	2025	% Change
Revenue
Total revenue	$5,034	$4,729	6%
Expenses
Compensation and benefits	2,393	2,249	6%
Information technology	144	136	6%
Premises	81	82	(1)%
Depreciation of fixed assets	46	46	—%
Amortization and impairment of intangible assets	152	199	(24)%
Other general expense	411	446	(8)%
Accelerating Aon United Program expenses	92	110	(16)%
Total operating expenses	3,319	3,268	2%
Operating income	1,715	1,461	17%
Interest income	12	5	140%
Interest expense	(179)	(206)	(13)%
Other income (expense)	5	(10)	150%
Income before income taxes	1,553	1,250	24%
Income tax expense (1)	314	268	17%
Net income	1,239	982	26%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	27	17	59%
Net income attributable to Aon shareholders	$1,212	$965	26%

Basic net income per share attributable to Aon shareholders	$5.66	$4.46	27%
Diluted net income per share attributable to Aon shareholders	$5.63	$4.43	27%
Weighted average ordinary shares outstanding - basic	214.3	216.4	(1)%
Weighted average ordinary shares outstanding - diluted	215.4	217.9	(1)%
(1)The effective tax rate was 20.2% and 21.4% for the three months ended March 31, 2026 and 2025, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended March 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Total revenue	$3,502	$3,191	$1,539	$1,545	$(7)	$(7)	$5,034	$4,729
Expenses
Compensation and benefits	1,632	1,461	759	774	2	14	2,393	2,249
Information technology	96	90	46	45	2	1	144	136
Premises	53	52	27	29	1	1	81	82
Other expenses (2)	339	391	264	294	98	116	701	801
Total operating expenses	2,120	1,994	1,096	1,142	103	132	3,319	3,268
Operating income	$1,382	$1,197	$443	$403	$(110)	$(139)	$1,715	$1,461
Operating margin	39.5%	37.5%	28.8%	26.1%			34.1%	30.9%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to depreciation of fixed assets, amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended March 31,
	2026	2025	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,223	$2,002	11%	5%	—%	(1)%	7%
Reinsurance Solutions	1,279	1,189	8	4	—	—	4
Human Capital Revenue:
Health Solutions	1,119	1,026	9	4	—	1	4
Wealth Solutions	420	519	(19)	3	—	(23)	1
Eliminations	(7)	(7)	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,034	$4,729	6%	4%	—%	(3)%	5%
(1)Currency impact represents the effect on prior-year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2026 and 2025 was $55 million and $67 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, which are adjusted from organic revenue growth upon classification as held for sale, if any), transfers between revenue lines and gains or losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(millions)	2026	2025	% Change
Cash Provided by Operating Activities	$430	$140	207%
Capital Expenditures	(67)	(56)	20%
Free Cash Flow (1)	$363	$84	332%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue	$3,502	$3,191	$1,539	$1,545	$(7)	$(7)	$5,034	$4,729

Operating income	$1,382	$1,197	$443	$403	$(110)	$(139)	$1,715	$1,461
Amortization and impairment of intangible assets	73	84	79	115	—	—	152	199
Change in the fair value of contingent consideration	(5)	6	—	11	—	—	(5)	17
Accelerating Aon United Program expenses (3)	19	19	5	4	68	87	92	110
Integration costs (4)	1	11	2	12	9	6	12	29
Adjusted operating income	$1,470	$1,317	$529	$545	$(33)	$(46)	$1,966	$1,816
Operating margin	39.5%	37.5%	28.8%	26.1%			34.1%	30.9%
Adjusted operating margin	42.0%	41.3%	34.4%	35.3%			39.1%	38.4%

	Three Months Ended March 31,
(millions, except percentages)	2026	2025	% Change
Adjusted operating income	$1,966	$1,816	8%
Interest income	12	5	140%
Interest expense	(179)	(206)	(13)%
Other income (expense):
Other income (expense) - pensions	(15)	(23)	(35)%
Adjusted other income (expense) - other (5)	—	(7)	(100)%
Adjusted other income (expense)	(15)	(30)	(50)%
Adjusted income before income taxes	1,784	1,585	13%
Adjusted income tax expense (6)	362	332	9%
Adjusted net income	1,422	1,253	13%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	27	17	59%
Adjusted net income attributable to Aon shareholders	$1,395	$1,236	13%
Adjusted diluted net income per share attributable to Aon shareholders	$6.48	$5.67	14%
Weighted average ordinary shares outstanding - diluted	215.4	217.9	(1)%
Effective tax rates (6)
U.S. GAAP	20.2%	21.4%
Non-GAAP	20.3%	20.9%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2026 and 2025 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP financial measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total Accelerating Aon United Program expenses include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)The NFP transaction has continued to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. The Company expects to continue to incur integration costs through the end of the second quarter of 2026.
(5)For the three months ended March 31, 2026 and 2025, other income (expense) was $5 million and $(10) million, respectively. During the three months ended March 31, 2026, Aon recognized a $20 million gain related to the prior year sale of a significant majority of NFP's Wealth business. During the three months ended March 31, 2025, a gain of $20 million related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior-year period was recognized. Each gain was excluded from adjusted other income (expense) in the period it was recognized. Adjusted other income (expense) for the three months ended March 31, 2026 and 2025 was $(15) million and $(30) million, respectively.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain integration costs related to the acquisition of NFP, additional gain from the disposal of the NFP Wealth business, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$1,178	$1,195
Short-term investments	238	1,603
Receivables, net	5,089	4,209
Fiduciary assets (1)	18,905	17,889
Other current assets	753	878
Total current assets	26,163	25,774
Goodwill	15,925	15,797
Intangible assets, net	5,826	5,727
Fixed assets, net	714	702
Operating lease right-of-use assets	674	677
Deferred tax assets	737	748
Prepaid pension	598	603
Other non-current assets	792	756
Total assets	$51,429	$50,784

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,208	$2,861
Short-term debt and current portion of long-term debt	1,121	589
Fiduciary liabilities	18,905	17,889
Other current liabilities	2,303	1,887
Total current liabilities	24,537	23,226
Long-term debt	13,542	14,660
Non-current operating lease liabilities	633	641
Deferred tax liabilities	350	340
Pension, other postretirement, and postemployment liabilities	1,028	1,084
Other non-current liabilities	1,359	1,285
Total liabilities	41,449	41,236

Redeemable noncontrolling interests	22	89

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2026 - 213.6; 2025 - 214.5)	2	2
Additional paid-in capital	13,453	13,438
Retained earnings (Accumulated deficit)	307	(245)
Accumulated other comprehensive loss	(3,928)	(3,843)
Total Aon shareholders' equity	9,834	9,352
Nonredeemable noncontrolling interests	124	107
Total equity	9,958	9,459
Total liabilities, redeemable noncontrolling interests and equity	$51,429	$50,784
(1)Includes cash and short-term investments of $8.3 billion and $7.4 billion as of March 31, 2026 and December 31, 2025, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2026	2025
Cash flows from operating activities
Net income	$1,239	$982
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(20)	—
Depreciation of fixed assets	46	46
Amortization and impairment of intangible assets	152	199
Share-based compensation expense	82	147
Deferred income taxes	(49)	(117)
Other, net	1	(17)
Change in assets and liabilities:
Receivables, net	(905)	(742)
Accounts payable and accrued liabilities	(656)	(846)
Accelerating Aon United Program liabilities	14	(6)
Current income taxes	243	152
Pension, other postretirement and postemployment liabilities	(14)	(8)
Other assets and liabilities	297	350
Cash provided by operating activities	430	140
Cash flows from investing activities
Proceeds from investments	17	20
Purchases of investments	(19)	(19)
Net sale (purchases) of short-term investments - non fiduciary	1,363	(145)
Acquisition of businesses, net of cash and funds held on behalf of clients	(296)	(116)
Sale of businesses, net of cash and funds held on behalf of clients	1	24
Capital expenditures	(67)	(56)
Cash provided by (used for) investing activities	999	(292)
Cash flows from financing activities
Share repurchase	(500)	(250)
Proceeds from issuance of shares	25	30
Cash paid for employee taxes on withholding shares	(93)	(141)
Commercial paper issuances, net of repayments	—	594
Repayment of debt	(593)	—
Increase (decrease) in fiduciary liabilities, net of fiduciary receivables	955	(355)
Cash dividends to shareholders	(162)	(147)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(73)	(80)
Cash used for financing activities	(441)	(349)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(97)	196
Net increase (decrease) in cash and cash equivalents and funds held on behalf of clients	891	(305)
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,573	8,333
Cash, cash equivalents and funds held on behalf of clients at end of period	$9,464	$8,028
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,178	$964
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	—	2
Funds held on behalf of clients	8,286	7,062
Total cash and cash equivalents and funds held on behalf of clients	$9,464	$8,028